Exhibit 10.1

EXECUTION COPY

STANDSTILL AGREEMENT

AGREEMENT made as of this 12th day of September, 2007, by and between Hillside Capital Incorporated (“Hillside”), a Delaware corporation, and Ampex Corporation, a Delaware corporation, and the Ampex Group1 (Ampex Corporation and the Ampex Group, collectively, “Ampex,” and, together with Hillside, the “Parties”).

WHEREAS, Ampex (i) requested on July 5, 2007 that Hillside fund the July 13, 2007 Required Contribution, which Required Contribution Hillside paid on July 13, 2007, and (ii) announced that it does not intend to make the Required Contributions due on September 14, 2007 or October 15, 2007;

WHEREAS, on July 13, 2007, Hillside officially notified Ampex by letter that Ampex was in default in the performance of its obligations pursuant to the Agreement (the “Default Notice”) and further notified Ampex that if it failed to cure its alleged breach of this obligation within ten days of delivery of the Default Notice, Hillside would thereafter be entitled to declare an event of default with respect to the Notes pursuant to section 3.4(c) of the Agreement (“Event of Default”):

WHEREAS, Ampex disputes that an Event of Default has occurred;

WHEREAS, Hillside is prepared to exercise its remedies pursuant to the Agreement, including but not limited to accelerating the Notes, and is prepared to commence litigation against Ampex immediately for breach of the Agreement and other causes of action; and

WHEREAS, the Parties desire to maintain the status quo for a limited time to permit the Parties to document and complete the restructuring and equity offering as agreed to in principle by the Parties and reflected in the final term sheet (the “Term Sheet”), a copy of which is attached hereto as Exhibit A.

NOW, THEREFORE, the Parties hereby agree that:

1.	This Agreement shall be in force and effect from the date of execution through November 15, 2007, unless terminated by the Parties as provided herein (as may be modified as provided herein or on written agreement of the Parties, the “Standstill Period”).

2.	During the Standstill Period, the Parties shall negotiate in good faith to document the restructuring of the Notes, clarify the obligations of the Parties under the Agreement, and complete an equity offering consistent with the Term Sheet and agreed to by the Ampex Board of Directors.

[1]

Capitalized terms used herein but not otherwise defined are shall have the meanings ascribed to such terms in the certain agreement among Hillside and Ampex, among others, dated December 1, 1994 (the “Hillside-Ampex Agreement”).

3.	As long as the Standstill Period has not been terminated, Hillside will make the Required Contributions due during the Standstill Period, including the payments on September 14, 2007 and October 15, 2007.

4.	Ampex will make the required interest and principal payment due on the Notes on September 15, 2007. All subsequent interest and principal payments that become due on the Notes during the Standstill Period shall be deferred during the Standstill Period. For the avoidance of doubt, all interest and principal payments deferred during the Standstill Period will be payable in cash at the earlier of the execution of the definitive agreements or expiration of the Standstill Period.

5.	Hillside will not declare an Event of Default for Ampex’s failure to cure the July 13, 2007 Default Notice and will not provide notices of event of default for failure by Ampex to make the Required Contributions made by Hillside during the Standstill Period as long as the Standstill Period remains in effect.

6.	During the Standstill Period, Ampex shall not directly or indirectly engage in, obtain Board approval, agree to or consummate any transaction outside the ordinary course of its business (other than the restructuring contemplated by the Term Sheet). Absent the prior written consent of Hillside, Ampex is prohibited from taking any action outside of the ordinary course of its business during the Standstill Period, including, but not limited to, (i) incurring additional debt, (ii) refinancing existing debt, (iii) granting or suffering liens or security interests (other than those that exist on the date hereof), (iv) transferring, encumbering, leasing, licensing, or selling any assets, (v) authorizing or paying any dividends or distributions of any assets or property to holders of equity in Ampex, (vi) entering into or amending and agreement with a subsidiary or an affiliate of Ampex; (vii) entering into or amending any employment contract or establishing or amending any severance, retention, bonus or similar program, (viii) entering into or amending any material contract for consulting, advisory or banking services, or (ix) taking any other action that could negatively affect Hillside’s position as a creditor. For the avoidance of doubt, ordinary course, arm’s length licensing of Ampex’s intellectual property to unaffiliated third parties is not prohibited by this Agreement.

7.	Ampex shall provide such financial information as may be reasonably requested by Hillside, including without limitation a weekly cash report showing the Company’s current cash position by legal entity.

8.

Hillside may terminate the Standstill Period at any time if, in the sole judgment of Hillside, the Parties have stopped making progress toward a definitive agreement consistent with the Term Sheet, by providing Ampex with written notice of its intention to terminate the Standstill Period, which notice shall be served by facsimile and overnight courier upon Ampex’s counsel, Willkie Farr Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (attn: Matthew A. Feldman, Esq.), facsimile 212-728-9651. Ampex may terminate the Standstill Period at any time if, in the sole judgment of Ampex, the Parties have stopped making progress toward a definitive agreement consistent with the Term Sheet, by providing Hillside with written notice of its intention to terminate the Standstill Period, which notice shall be served by facsimile and overnight courier upon Hillside’s counsel, Milbank, Tweed, Hadley & McCloy LLP, 1850 K Street, N.W., Washington, D.C. 20006 (attn: Andrew M. Leblanc, Esq.), facsimile (202) 263-7574. The termination of the Standstill Period shall become effective two (2) business days after service of the notice of termination contemplated by this Paragraph 8.

9.	During the Standstill Period, Ampex and Hillside agree that they shall not commence any legal proceedings or take any other legal action against the other party.

10.	For seven (7) days after the termination of the Standstill Period (the “Hillside Exclusive Period”), whether by expiration by its terms or by election of either Ampex or Hillside, Hillside shall have the exclusive right to commence any proceedings or take any other legal action against Ampex, and during the Hillside Exclusive Period, Ampex shall not be permitted to commence any proceedings or take any other legal action against Hillside. After the Hillside Exclusive Period, there shall be no restriction on the right of the Parties to commence any proceedings or take any other legal action against the other party. For the avoidance of doubt, it is the intention of the Parties that Hillside have the right to commence litigation against Ampex upon termination of the Standstill Period before Ampex can commence litigation against Hillside.

11.	If in the judgment of both Ampex and Hillside the Parties are making progress toward achieving a restructuring consistent with the Term Sheet, the parties may extend the Standstill Period for thirty (30) days upon the written mutual agreement of both Hillside and Ampex.

12.	In any litigation between the parties, Ampex shall not use the existence of this Agreement as evidence or an admission for any purpose whatsoever, including without limitation as part of a laches, estoppel or waiver argument against Hillside.

13.	The parties hereto represent and warrant to each other that the signatories to this Agreement are authorized to execute this Agreement on behalf of the parties on whose behalf they are executing; that each has full power and authority to enter into this Agreement; that this Agreement is duly executed and delivered, and constitutes a valid, binding agreement in accordance with its terms.

14.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. All representations, warranties, promises, inducements, or statements of intention made by Hillside and Ampex are embodied in this Agreement, and neither Hillside nor Ampex shall be bound by, or liable for, any alleged representation, warranty, inducement, or statement of intention that is not expressly embodied herein.

15.	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

HILLSIDE CAPITAL INCORPORATED

By:
Name:
Title:

AMPEX CORPORATION

By:
Name:
Title:

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

HILLSIDE CAPITAL INCORPORATED

405 PARK AVENUE

NEW YORK, NY 10022

PHONE: (212) 935-6090

Ampex Corporation

FINAL NON-BINDING TERM SHEET

September 11, 2007

The following is an outline of the principal terms and conditions of a restructuring of the notes (the “Hillside Notes”) issued by Ampex Corporation (“Ampex”) to Hillside Capital Incorporated (“Hillside”) in exchange for funding of the contributions required to the Ampex Employees’ Retirement Plan and the Quantegy Media Corporation Retirement Plan (the “Plans”). This term sheet (“Term Sheet”) is non-binding, subject to, among other things, definitive documentation, and is for discussion purposes only. This Term Sheet does not, and shall not be construed to, indicate the agreement by any parties, including Hillside, to support the modifications contemplated hereby or any other restructuring. This Term Sheet and all related communications are for discussion and settlement purposes only and shall be deemed to be settlement negotiations and subject to Rule 408 of the Federal Rules of Evidence and any applicable state law or rule. Consummation of the transactions contemplated by this Term Sheet is subject to, among other things, satisfactory completion of Hillside’s legal, accounting and management due diligence.

BORROWER:	Ampex, its successor company or companies, and its subsidiaries (“Borrower”).

NOTEHOLDER:	Hillside.

PURPOSE:	Ampex has requested that Hillside consider a restructuring of the Hillside Notes. Specifically, Ampex has requested that the Hillside Notes be amended to provide for the payment of principal and interest with respect thereto to the extent of available cash flow (the “Amendment”). In addition, Hillside has issued a Notice of Default related to the Borrower’s failure to make the July 13, 2007 Plan contribution (the “Default”).

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

OVERVIEW

PROPOSAL:	Hillside would agree to the Amendment and rescind the Default in exchange for (i) certain amendments to the Hillside Notes, and (ii) completion of an equity offering.

AMENDMENTS TO HILLSIDE NOTES

DEFERRED INTEREST:	Beginning on the date of a definitive agreement, Interest will be payable in cash to the extent of the Surplus Cash Recapture[1] as outlined below and if necessary, payable in additional promissory notes having terms, except dates of issuance, identical to the original Hillside Notes (the “Additional Promissory Notes” and together with the Hillside Notes, the “Notes”). Hillside shall receive repayment by September 30, 2009 of the principal amount of all Additional Promissory Notes issued from the effective date of the proposed restructuring through September 30, 2009. All Interest payments after September 30, 2009 will become payable in cash on all Notes.

DEFERRED PRINCIPAL	Beginning on the date of a definitive agreement, principal payments with respect to the Hillside Notes will be payable in cash to the extent of the Surplus Cash Recapture as outlined below and if necessary, principal payments will be deferred. Hillside shall receive repayment by September 30, 2009 of the principal amount of all Hillside Notes that would have otherwise become due (in accordance with the current terms thereof and in the absence of the requested restructuring of the Hillside Notes). All principal repayments after September 30, 2009 will be payable in cash and made in accordance with the current terms.

[1]

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Hillside-Ampex/Sherborne Agreement by and among the Ampex Group, the Limited Hillside Group and the Sherborne Group, dated December 1, 1994 (as amended, the “Agreement”), as amended herein, including as such definitions are amended herein.

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

CASH FLOW RECAPTURE PROVISIONS:

The existing methodology for determining Surplus Cash Flow will be modified to also reflect, (1) all proceeds from asset sales outside of the ordinary course shall be included in the calculation of Surplus Cash, (2) Ampex Data Systems Corporation (“ADSC”) cash flow, defined as cash flow from operating activities less cash flow from investing activities, shall be included in the calculation of Surplus Cash, and (3) no deduction will be permitted for any payments to supplementary pension plans in excess of $850,000 or for any working capital reserves.

The greater of (x) all Surplus Cash Flow or (y) all Surplus IP Royalty Income (as defined below) or (z) all Excess Cash on Hand (as defined below) shall be used first to pay interest and principal on the Hillside Notes and second to make all funding payments under the Plan.[2] The Surplus Cash Flow and Surplus IP Royalty Income tests will be conducted on a semi-annual basis. The Excess Cash on Hand test will be conducted quarterly. Resulting payments will be due within 45 days after the close of the respective measurement periods. Surplus IP Royalty Income shall be defined as 25% of annual gross IP royalty income less than $3 million, plus 50% of annual gross IP royalty income between $3 million and $5 million, plus 75% of annual gross IP royalty income between $5 million and $7 million, plus 100% of annual gross IP royalty income in excess of $7 million. Surplus IP Royalty Income will be calculated net of third-party, arms-length commissions. Hillside reserves the right to approve new or modified commission agreements. Hillside’s approval will not be unreasonably withheld. The Excess Cash on Hand threshold amount will be $15 million provided the total outstanding debt to Hillside does not exceed the amounts listed below:

•        9/30/09: $40,000,000

•        9/30/10: $30,000,000

•        9/30/11: $20,000,000

•        9/30/12 and after: $10,000,000

If the total outstanding debt to Hillside exceeds these amounts, the Excess Cash on Hand threshold will be reduced as follows:

•        9/30/09: $10,000,000

•        9/30/10: $10,000,000

•        9/30/11: $ 9,000,000

•        9/30/12 and after: $ 8,000,000

[2]

Our initial proposal required Ampex to initially apply surplus cash to the plans then to Hillside. Craig McKibben asked that Ampex repay Hillside Notes prior to providing funds for the pension plans. In that case, Hillside will provide the funds for the plans in exchange for additional Hillside Notes and a reaffirmation of Ampex’s primary responsibility to the plans. Once the Notes have been repaid, Ampex will fund the pension plans in accordance with the recapture provisions.

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

ADDITIONAL LIENS & ABILITY TO MONETIZE ASSETS:

The Borrower shall grant Hillside a lien on all of its intellectual property. Hillside will remain open minded with respect to possible sales, contributions or transfers of IP related to licensing initiatives provided such sales, contributions or transfers make sense for the creditors and other stakeholders of Ampex.

The Borrower will also grant Hillside a lien on the stock of ADSC and all of the assets of ADSC. Starting on September 30, 2009, if the Hillside Notes outstanding on the dates specified below exceed the amounts itemized below, the security agreements will explicitly grant Hillside the rights and ability to foreclose on the stock and assets of ADSC and force a monetization of those assets should Hillside decide to do so. Should the debt exceed the specified amounts, Hillside may consult with management and the Board to consider future prospects of the business in determining whether to exercise these rights and abilities. The Board and management shall cooperate with Hillside in any exercise of remedies by Hillside. Borrower shall grant ADSC a royalty-free license, for its own use, of all intellectual property of Ampex used or usable in the business of ADSC and shall cooperate in the sale process. All after-tax proceeds from the sale shall be used to make pension payments due within 30 days and the remainder shall be used to reduce outstanding debt. Hillside will obtain these rights and abilities related to ADSC if the outstanding Hillside Notes exceed the respective amounts on the following dates:

•        9/30/09: $40,000,000

•        9/30/10: $30,000,000

•        9/30/11: $20,000,000

•        9/30/12 and after: $10,000,000

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

ADDITIONAL COVENANTS:

•        Limitations on incurring new indebtedness and refinancing existing indebtedness;

•        Limitations on asset sales, stock sales, capital expenditures, investments and acquisitions;

•        Limitations on equity issuances except in exchange for cash (such equity issuances can be used to raise additional capital for patent monetization initiatives if necessary); and

•        Prohibition on additional liens on property or stock; related party transactions; and dividends, other distributions, or stock repurchases / redemptions

POST DEFAULT INTEREST:	4.00% per annum in excess of the non-default interest rate set forth in the Agreement, payable on demand immediately following an event of default.

EVENTS OF DEFAULT:	Customary events of default.

BOARD OF DIRECTORS:	Two representatives of Hillside will be granted observation rights at Borrower’s board of directors meetings. The Borrower will reimburse Hillside for travel expenses associated with attending board meetings.

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

HILLSIDE WARRANT

Borrower will grant to Hillside detachable warrants (the “Hillside Warrant”) exercisable in whole or in part at an exercise price per share equal to the closing trading price for the purchase of Ampex shares on the date Hillside loans funds to the Borrower for pension funding. The Hillside Warrant will be exercisable for a number of Ampex shares equal to the product of (x) 1.0% and (y) the principal amount of future loans for pension funding.

The Hillside Warrant will be exercisable in whole or in part for a period of 10 years from the date of each additional loan. The Hillside Warrant Agreement will permit the payment of the exercise price by Hillside to Borrower with warrants having sufficient inherent value to equal the exercise price and/or the use of principal outstanding under the Investment as payment of the exercise price. The Hillside Warrant will contain standard anti-dilution protection, including anti-dilution protection related to the future issuance of stock, options and/or warrants at less than then current market value. Anti-dilution protection shall exclude any dilution occurring through the equity offering contemplated herein.

Hillside shall be entitled to unlimited piggyback (subject to customary cutback provisions) and 2 demand registration rights, all at the Borrower’s expense.

If the issuer ceases to have shares traded on a nationally recognized stock exchange, Hillside will have the right to require a redemption of the shares obtained under the Hillside Warrant on or after December 31, 2017. The value of the shares shall be determined by a nationally recognized valuation firm that both Borrower and Hillside find mutually acceptable.

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

INFORMATION:	Borrower to provide monthly management-prepared financial statements with comparisons to budget and prior year figures, annual and updated budgets and forecasts, analysis of past, current and projected royalty income by licensor and by patent, status of intellectual licensing campaigns, annual audited financial statements, all past, current and projected actuarial data used in any form by the Plans, copies of all filings with or communications to or from the PBGC, at-will access to the actuaries, employees and auditors of the Borrower, and any other information reasonably requested by Hillside. Hillside or its designee will have the right to inspect and copy the Borrower’s books and records upon reasonable notice, prior to an event of default, and thereafter, without notice.

EOUITY OFFERING

EQUITY OFFERING	Borrower will complete an equity rights offering or other form of an equity raise in the minimum amount of $15 million. The form of the equity raise and the identity of the committed investors must be satisfactory to Hillside. The proceeds shall be used to fully repay the Senior Notes at which time Hillside will be given a senior security interest in all of the Borrower’s assets. The remainder of the proceeds can be used to fund general corporate initiatives, subject to the Excess Cash on Hand provisions outlined above. The closing of the equity rights offering and repayment of Senior Notes will occur concurrently with the closing of the Restructuring.

MISCELLANEOUS

PAYMENT OF FEES:	Borrower shall pay the reasonable and necessary fees and expenses incurred by counsel for Hillside for services rendered in connection with the proposed restructuring of the Hillside Notes.

SETTLEMENT COMMUNICATION

MADE PURSUANT TO

FEDERAL RULE OF EVIDENCE 408

MODIFICATIONS RELATED TO PLANS:

Borrower will execute all definitive agreements required to allow Hillside to manage investment of those assets of the Plans currently under the control of the Borrower, and the current investment guidelines for the Plans will be suspended.

Hillside shall remain fiduciary with respect to investment of all of the assets of the Plans until its obligation to provide funding of any sort to the Plans is terminated under the Joint Settlement Agreement and all other agreements.

Borrower will cooperate in any requests by Hillside that Borrower seek minimum funding waivers for the Plans, including using commercially reasonable efforts to provide security.

Ampex shall amend the Plans if Hillside so requests to provide for lump sum payment option in accordance with Hillside’s instructions to participants upon termination.

Borrower will not amend the Plans to increase benefits without Hillside’s approval.

INDEMNIFICATION:	Borrower shall indemnify Hillside against all losses, liabilities, claims and damages or expenses related to the Hillside Notes or the use of the proceeds thereof.

GOVERNING LAW:	State of New York.

CLOSING:	60 days from the date hereof. The parties will immediately execute a Standstill Agreement to be effective during the 60 day documentation period. A copy of the Standstill Agreement is attached. The Standstill Agreement and Closing may be extended per the terms outlined in the Standstill Agreement.

EXPIRATION:	September 12, 2007 at 5pm EDT.